UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALIGN TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 23, 2007
10:00 a.m.

TO OUR STOCKHOLDERS:

The 2007 Annual Meeting of Stockholders of Align Technology, Inc. (“Align”) will be held on Wednesday, May 23, 2007, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 for the following purposes:

1.                To elect eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.                To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2007; and

3.                To consider such other business as may properly come before the Annual Meeting of Stockholders.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only those stockholders who owned shares of our common stock at the close of business on March 30, 2007 are entitled to attend and vote at the Annual Meeting of Stockholders and any postponements or adjournments of the meeting.

IF YOU PLAN TO ATTEND:

Please note that only stockholders and their proxies are invited to attend the Annual Meeting.  Registration will begin at 9:30 a.m. and seating will begin thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

For the Board of Directors of
ALIGN TECHNOLOGY, INC.

Roger E. George
Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary

Santa Clara, California

April 18, 2007

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR
PROXY AS SOON AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE
ENCLOSED PROXY CARD.

i

ALIGN TECHNOLOGY, INC.
881 Martin Avenue
Santa Clara, California 95050

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Q:              Why am I receiving these materials?

A:               The Board of Directors of Align Technology, Inc., in connection with Align’s annual meeting of stockholders, is soliciting the enclosed proxy from you. The proxy will be used at our 2007 Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Daylight Time on Wednesday, May 23, 2007 at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 (referred to in this proxy statement as the “Annual Meeting”).

Q:              What information is contained in these materials?

A:               This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures. Align’s 2006 Annual Report, audited financial statements, proxy card and return envelope are also enclosed. These proxy materials are being mailed on or about April 18, 2007 to all of our stockholders as of the record date, which was set by our Board of Directors as March 30, 2007.

Q:              What proposals will be voted on at the Annual Meeting?

A:               There are two proposals scheduled to be presented at the Annual Meeting, and upon which you are being asked to vote:

•       The election of eight (8) directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified; and

•       The ratification of the appointment of PricewaterhouseCoopers LLP as Align’s independent registered public accountants for the fiscal year ending December 31, 2007.

These proposals are discussed in greater detail in the sections entitled “Proposal One” and “Proposal Two.”

Q:              Who is entitled to vote at the Annual Meeting?

A:               Only stockholders of record who owned Align common stock at the close of business on March 30, 2007, the record date for the Annual Meeting, are entitled to receive notice of, and to participate in, the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares of Align common stock that you held on the record date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. As of the record date,  65,854,323 shares of our common stock were issued and outstanding.

Q:              Who can attend the Annual Meeting?

A:               All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. and seating will begin thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:              What are the voting rights of the holders of Align common stock?

A:               Each share of Align common stock you own entitles you to one vote on each matter considered at the Annual Meeting.

Q:              How do I vote?

A:               You can vote by returning the enclosed proxy card and proxy in the envelope provided or by attending the Annual Meeting in person. We have summarized below the two different ways that you can vote.

Voting by Mail.   By signing and returning the proxy card in accordance with the enclosed instructions, you are authorizing our President and Chief Executive Officer and our Vice President, Finance and Chief Financial Officer, who are named on the proxy card as “proxies or attorneys-in-fact,” to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting. By signing and returning the proxy card prior to the Annual Meeting, you ensure that your shares will be voted even if you are ultimately unable to attend.

Voting in Person at the Annual Meeting.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker or other nominee authorizing you to vote these shares.

Q:              Can I change my vote after I return my proxy card?

A:               Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted at the Annual Meeting. In order to do this, you may either:

•       sign and return another proxy bearing a later date prior to the time we take the vote at the Annual Meeting; or

•       provide written notice of the revocation to:

Corporate Secretary
Align Technology, Inc.
881 Martin Avenue,
Santa Clara, California
95050

prior to the time we take the vote at the Annual Meeting; or

•       attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:              How does the Board recommend that I vote my shares?

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. In summary, the Board recommends a vote:

•       FOR the election of the nominees for director identified in Proposal One; and

•       FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2007.

With respect to any other matter that properly comes before the Annual Meeting, the proxyholders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement was printed, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:              What constitutes a quorum?

A:               A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 68,854,323 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 34,427,162 shares of common stock is required to establish a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card.

Q:              What vote is required to approve each item?

A:               The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Election of directors.   The eight (8) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote either “for” or “withhold” your vote for the director nominees. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the appointment of PricewaterhouseCoopers LLP.   For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2007, the affirmative vote of a majority of the shares present, represented and entitled to vote on the item will be required for approval. You may vote “for,” “against,” or “abstain” from voting on this proposal. A properly executed proxy marked “abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the approval of PricewaterhouseCoopers LLP as our independent registered public accountants even if the broker does not receive voting instructions from you.

Q:              Who will bear the cost of soliciting votes for the Annual Meeting?

A:               We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors and employees of Align and by a third-party proxy solicitation company.  In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:              Who will count the vote?

A:               We expect a representative from Computershare will tabulate the proxies and act as inspector of the election.

Q:              Is there any information that I should know about future annual meetings?

A:               As a stockholder you may be entitled to present proposals for action at a future annual stockholder meeting.

Proposals intended to be included in proxy statement.   Stockholder proposals that stockholders intend to present at Align’s 2008 Annual Meeting of Stockholders and desire to have included in Align’s proxy materials relating to such meeting must be received by Align no later than December 20, 2007, which is 120 calendar days prior to the anniversary of this year’s proxy statement mailing date, and must be in compliance with applicable laws and regulations (including Rule 14a-8 of the Securities Exchange Act of 1934). If the date of the 2008 Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of a proposal in Align’s proxy statement will instead be a reasonable time before Align begins to print and mail its proxy materials. Proposals should be addressed to:

Corporate Secretary
Align Technology, Inc.
881 Martin Avenue
Santa Clara, California
95050

Proposals not intended to be included in proxy statement.   If you wish to present a proposal at Align’s 2008 Annual Meeting of Stockholders and the proposal is not intended to be included in Align’s proxy statement, you must give Align advance notice of such proposal in accordance with Align’s Bylaws. Pursuant to Align’s Bylaws, in order for a stockholder proposal to be deemed properly presented, a stockholder must deliver notice of such proposal to Align’s Corporate Secretary, at the address provided above, no earlier than the close of business on January 24, 2008 and no later than the close of business on February 23, 2008. However, if the date of the 2008 Annual Meeting of Stockholders is either more than 30 days before or more than 70 days after the anniversary date of this year’s Annual Meeting, stockholders must give Align notice of any stockholder proposals no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of: (i) the 90th day prior to the annual meeting or (ii) the close of business on the 10th day following the day on which Align first publicly announces the date of the  annual meeting.

Q:              What if multiple stockholders share the same address?

A:               To reduce expenses, in some cases, we are delivering one set of voting materials to certain stockholders who share a single address, unless otherwise requested by one or more of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. If you have only received one set, you may request separate copies of the voting materials at no additional cost to you by calling us at (408) 470-1000 or by writing to us at Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 94050, Attn:  Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Other Matters

You may receive an additional copy of Align’s Annual Report on Form 10-K for fiscal 2006 without charge or a copy of the exhibits to Align’s Annual Report on Form 10-K for fiscal 2006 for a reasonable fee by sending a written request to Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of eight (8) directors is to be elected at the Annual Meeting. The nominees for election at the Annual Meeting are: H. Kent Bowen, David E. Collins, Joseph Lacob, C. Raymond Larkin, Jr., George J. Morrow, Thomas M. Prescott, Greg J. Santora and Warren S. Thaler. Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated these individuals for election to the Board of Directors. Each director is elected annually to serve until the next annual meeting or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for election of these nominees. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner as to assure the election of the nominees named above.

All of the nominees have served as directors since the last annual meeting of stockholders. Each of the nominees has consented to serve if elected.

Information Concerning the Nominees

The following table sets forth the name and age of the nominees, their positions with Align and the period during which each has served as a director. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Principal Stockholders.”  Additional information regarding each nominee appears after the table.

Name	Age	Position(s) with Align	Director Since
H. Kent Bowen(1)(3)	65	Director	2000
David E. Collins(1)(2)	72	Director	2003
Joseph Lacob(3)	51	Director	1997
C. Raymond Larkin, Jr.(3)(4)	58	Director	2004
George J. Morrow(1)	55	Director	2006
Thomas M. Prescott	51	President, Chief Executive Officer and Director	2002
Greg J. Santora(2)	55	Director	2003
Warren S. Thaler(2)(3)	44	Director	2004

(1)          Member of Compensation Committee

(2)          Member of Audit Committee

(3)          Member of Nominating and Governance Committee

(4)          Chairman of the Board of Directors

H. Kent Bowen has served as a director of Align since May 2000. Dr. Bowen is the Bruce Rauner Professor of Business Administration at Harvard University’s Graduate School of Business, where his research and teaching is in the field of operations and technology management. Prior to joining Harvard in 1992, he was an engineering professor at the Massachusetts Institute of Technology (M.I.T.) from 1970 to 1992 where he was the Ford Professor of Engineering and co-founder of the Leaders for Manufacturing Program. He currently serves as a director of Ceramics Process Systems, a developer of thermal solution products, Allegheny Technologies, a specialty materials producer, and two not-for-profit companies. He received his B.S. in Engineering from the University of Utah and Ph.D. from M.I.T. Committees:  Compensation and Nominating and Governance.

David E. Collins has served as a director of Align since April 2003. From 1994 to April 2004, Mr. Collins served as an independent consultant. His most recent operational role was with Schering-Plough Corporation from 1989 to 1994. At Schering-Plough, he created and served as President of a new consumer products division known as HealthCare Products, as well as serving as a member of the Schering-Plough Operations Committee, that company’s senior executive management group. Prior to Schering-Plough, Mr. Collins helped found New York-based venture capital firm Galen Partners. Mr. Collins also spent 26 years with Johnson & Johnson and from 1962 to 1978 he served in a number of roles in the law department at Johnson & Johnson, including Corporate Secretary and General Counsel. In 1978, Mr. Collins transitioned into a series of executive management roles, including President of McNeil Laboratories,  with responsibility for several Latin American subsidiaries, leadership of the worldwide consumer products business and oversight of corporate public relations, investor relations, strategic planning and the government legislative liaison office. In 1982, Mr. Collins became a member of the Johnson & Johnson Executive Management Committee. Mr. Collins also served on the Board of Directors of Johnson & Johnson and left in 1988 as Vice Chairman of the Board of Directors. Committees:  Audit and Compensation (Chair).

Joseph Lacob has served as a director of Align since August 1997 and has been a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm, since May 1987. Prior to that, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. Mr. Lacob received his B.S. in Biochemistry from the University of California at Irvine, his Master’s in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University. Committees:  Nominating and Governance (Chair).

C. Raymond Larkin, Jr. has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board of Directors. He currently is a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies and since July 1, 2006 he has served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company.  From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as president and chief executive officer from 1989 until 1997. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. He serves on the board of DaVita Inc., a leading provider of dialysis services in the United States. Mr. Larkin received his B.S. in industrial management from LaSalle University. Committees:  Nominating and Governance and Chairman of the Board of Directors.

George J. Morrow has served as a director of Align since February 2006. He is currently the Executive Vice President, Global Commercial Operations at Amgen Inc., a global biotechnology company, where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. Mr. Morrow holds a B.S. in chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University. Committees:  Compensation.

Thomas M. Prescott has served as our President and Chief Executive Officer and a member of the Board of Directors since March 2002. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University.

Greg J. Santora has served as a director of Align since July 2003. Mr. Santora served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen LLP, has been a CPA since 1974. He serves on the board of directors of Taleo Corporation. Mr. Santora holds a B.S. in accounting from the University of Illinois and an M.B.A. from San Jose State University. Committees:  Audit (Chair).

Warren S. Thaler has served as a director of Align since June 2004. Since 2001, Mr. Thaler has been President of Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate as well as public and private equity securities. From 1995 to 2001, Mr. Thaler was Vice President of Gund Investment Corporation. From 1990 to 2005, Mr. Thaler was on the boards of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler currently serves as a board member on three privately held companies. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University. Committees:  Audit and Nominating and Governance.

There are no family relationships between any director or executive officer.

The Board of Directors recommends that stockholders vote “FOR” the election of these nominees.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accountants (“PwC”), to audit the financial statements of Align for the fiscal year ending December 31, 2007. In making its recommendation to appoint PwC as Align’s independent registered public accountants, the Audit Committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to PricewaterhouseCoopers LLP for Fiscal 2006 and 2005

The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for fiscal 2006 and 2005 and fees billed for audit-related services and tax services rendered by PwC for fiscal 2006 and 2005:

	2006	2005
Audit-fees(1)	$1,084,348	$809,820
Audit-related fees(2)	191,921	85,177
Tax Fees(3)	19,020	185,368
Total Fees:	$1,295,289	$1,080,365

(1)          Audit Fees—These are fees for professional services performed by PwC for the audit of Align’s annual financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

(2)          Audit-Related Fees—These are fees for technical advisory consultations performed by PwC that are reasonably related to the performance of the audit or review of Align’s financial statements and are not reported under “Audit Fees”.

(3)          Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning.

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC  services in 2006 and 2005 were pre-approved by the Audit Committee.

The Board of Directors recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as Align’s independent registered public accountants for the fiscal year ending December 31, 2007.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

Align has instituted a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Corporate Governance Guidelines.   Our Board of Directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Align Technology, Inc., a copy of which is available on the Investor Relations section of our website located at investor.aligntech.com. Selected provisions of the guidelines are detailed below.

Board Committee Charters.   Our Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com. Set forth below under the heading “Board of Directors and Committee Meetings” are the names of each committee member, the number of meetings held by each committee in fiscal 2006, and a brief description of the functions performed by each committee.

Code of Ethics.   Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request free printed copies of our Code of Ethics from Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050, Attn:  Investor Relations or by sending an email to investorinfo@aligntech.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver of, a provision of this code of ethics by posting such information on our website at investor.aligntech.com or as otherwise required by Nasdaq listing standards and the rules of the Securities and Exchange Commission (the “SEC”).

Nominations for Directors

Process for Identifying and Evaluating Nominees and Relevant Criteria.   The Nominating and Governance Committee considers candidates for Board membership suggested by Board members, management and stockholders of Align. The Nominating and Governance Committee has also retained from time to time a third-party executive search firm to identify independent director candidates. Where the Nominating and Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is desirable, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Governance Committee, the Board or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Nominating and Governance Committee considers a number of factors, including the following:

•       the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board;

•       such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

•       the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in our Corporate Governance Guidelines.

The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•       the highest personal and professional ethics and integrity;

•       proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•       skills that are complementary to those of the existing Board;

•       the ability to assist and support management and make significant contributions to Align’s success; and

•       an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing the evaluation and review, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board determines and approves the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Stockholder Recommendation of Nominees.   Under our Corporate Governance Guidelines, the Nominating and Governance Committee is required to consider recommendations for candidates to the Board of Directors from stockholders holding at least 1% of the total outstanding shares of Align common stock (stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation). The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board of Directors, individual Board members or management.

A stockholder may also nominate a person directly for election to the Board of Directors at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our Bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described above in the answer to the question “Is there any information that I should know about future annual meetings?”

Director Independence

Current Board Members.   In accordance with the Nasdaq listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board affirmatively determined that current Board members H. Kent Bowen, David E. Collins, Joseph Lacob, C. Raymond Larkin, Jr., George J. Morrow, Greg J. Santora and Warren S. Thaler are “independent directors.”  In addition, the Board previously determined that Kelsey J. Wirth and Brian Dovey, who did not stand for reelection at the 2006 Annual Meeting of Stockholders in May 2006, were each “independent directors”.

Mr. Thaler is the President of Gund Investment Corporation, an investment firm owned by Gordon Gund. As of March 31, 2007, Mr. Gund was the beneficial owner of approximately 11% of the shares of our outstanding common stock. After considering this information, the Board determined that

Mr. Thaler’s employment by Gund Investment Corporation does not constitute a material relationship that affects Mr. Thaler’s independence.

Board Committees.   All members of each of our three standing committees are required to be, and the Board has determined that each member is, independent in accordance with Nasdaq rules.

Board of Directors and Committee Meetings

Meetings of the Board of Directors.   Our Board of Directors held 10 meetings during fiscal 2006. All of our directors attended at least 75% of the meetings of the Board and the committees on which he serves.

Executive Sessions of Independent Directors.   The Board periodically holds meetings of only the independent directors without management present. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year.

Annual meeting attendance.   Align encourages all Board members to attend the annual stockholder meeting. Last year, seven directors attended our annual meeting of stockholders.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and develop and recommend corporate governance principles and policies applicable to Align. The Nominating and Governance Committee also prepares and supervises the Board’s annual review of director independence. A copy of the Nominating and Governance Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

The Nominating and Governance Committee, which currently consists of H. Kent Bowen, Joseph Lacob, C. Raymond Larkin Jr. and Warren S. Thaler held one meeting during fiscal 2006. None of the Nominating and Governance Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq corporate governance standards.

Audit Committee

The purpose of the Audit Committee is to, among other things, oversee and monitor our accounting and financial reporting processes, our financial statement audits, the qualifications, independence and performance of our independent auditors and our internal accounting and financial controls; to pre-approve audit and non-audit services; to provide oversight and monitor our Internal Audit Department; to review, approve and monitor our Code of Business Conduct and Ethics; and to establish procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. A copy of the Audit Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

The Audit Committee, which currently consists of David E. Collins, Greg J. Santora and Warren S. Thaler, held 14 meetings during 2006. None of the Audit Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq listing standards and the rules and regulations of the SEC. Our Board of Directors has determined that Mr. Santora is qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements. The report of the Audit Committee for fiscal 2006 is included in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for Align’s benefit plans, reviewing and administering all compensation arrangements for executive officers, and reviewing general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined. The Compensation Committee may form and delegate authority to subcommittees when appropriate. A copy of the Compensation Committee Charter is available on the Investor Relations section of our website located at investor.aligntech.com.

The Compensation Committee, which currently consists of H. Kent Bowen, David E. Collins and George J. Morrow, held 11 meetings during fiscal 2006. None of the Compensation Committee members are employees of Align, and our Board of Directors has determined that each member is independent within the meaning of the Nasdaq corporate governance standards. The report of the Compensation Committee for fiscal 2006 is included in this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors was at any time, since the formation of Align, an officer or employee of Align. No executive officer of Align serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Align’s Board of Directors or Compensation Committee.

Stockholder Communications with Board of Directors

Stockholders may communicate directly with the non-management directors of Align by sending an email to board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or Align’s management or independent advisors, as our General Counsel considers appropriate. After reviewing stockholder messages, our Board of Directors will determine whether any response is necessary or warranted.

Director Compensation

The table below summarizes the compensation paid by Align to nonemployee directors for the fiscal year ended December 31, 2006. Mr. Thomas M. Prescott, our President and Chief Executive Officer, is not included in the table below because he is an employee of Align and, as such, receives no compensation for his service on the Board of Directors. The compensation received by Mr. Prescott is shown in the Summary Compensation Table on page 30 below.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)		Option awards ($) (1)		All Other Compensation ($)	Total ($)
H. Kent Bowen(2)	45,000	0		89,690	(7)	0	134,690
David E. Collins(2)	64,250	0		126,642	(7)	0	190,892
Joseph Lacob(2)(3)	0	0		89,690	(7)	0	89,690
C. Raymond Larkin Jr.(2)(4)	194,500	35,586	(8)	268,386	(8)	0	498,472
George J. Morrow(2)(5)	36,250	0		89,171	(9)	0	125,421
Greg J. Santora(2)	56,250	0		201,370	(7)	0	257,620
Warren S. Thaler(2)	44,250	0		211,551	(7)	0	255,801
Brian Dovey(2)(6)	0	0		42,729	(10)	0	42,729
Kelsey Wirth(2)(6)	0	0		42,729	(10)	0	42,729

(1)          Subject to the proviso in the second sentence of this footnote, the dollar value of the stock awards and option awards, as applicable, represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”) and, therefore, includes amounts from awards granted in and prior to 2006. Under SFAS 123R, Align’s estimate of fair value requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), related tax effects and future forfeitures; provided that, in accordance with the rules and regulations of the SEC, the compensation cost disclosed above, does not include an estimate of forfeitures related to service-based vesting conditions. Rather, compensation costs for these awards are disclosed assuming that a director will perform the requisite service to vest in the award. A more complete discussion of the relevant assumptions for awards granted in 2006 (all current directors), 2005 (all current directors other than Mr. Morrow) and 2004 (Messrs. Larkin and Thaler) is contained in Note 10 to Align’s Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and is incorporated into this proxy statement by reference. For Messrs. Bowen, Lacob and Collins, this column also includes amounts from awards granted in 2003 and a more complete discussion of the relevant assumptions for such awards is contained in Note 7 to Align’s Notes to Consolidated Financial Statements in our Annual Report on From 10-K for the fiscal year ended December 31, 2005 and is incorporated into this proxy statement by reference.

(2)          The aggregate number of stock awards and the aggregate number of option awards outstanding at year ended December 31, 2006 for each director is as follows:

Name	Option Awards	Stock Awards
Mr. Bowen	91,000	—
Mr. Collins	99,000	—
Mr. Lacob	151,000	—
Mr. Larkin	98,000	5,000
Mr. Morrow	75,000	—
Mr. Santora	99,000	—
Mr. Thaler	83,000	—
Mr. Dovey	8,000	—
Ms. Wirth	24,000	—

       (3) Mr. Lacob waived the payment of fees for his services to the Board and its committees.

       (4) In February 2006, Mr. Larkin was appointed Chairman of the Board. The Chairman of the Board does not receive any compensation for Board or Committee attendance other than the yearly retainer.

       (5) Mr. Morrow joined our Board in February 2006.

       (6) Brian Dovey and Kelsey Wirth served as directors until their retirement from our Board in May 2006. Each of these individuals waived the payment of fees for his or her services to the Board.

       (7) Pursuant to our automatic grant program, on May 24, 2006, each of Mr. Bowen, Mr. Collins, Mr. Lacob, Mr. Santora and Mr. Thaler received an option to purchase 8,000 shares of our common stock with an exercise price of $7.35 per share. The grant date fair value of each of these awards under SFAS 123R is $37,946.

       (8) Mr. Larkin received an option to purchase 15,000 shares of our common stock with an exercise price of $8.38 per share and a restricted stock unit award of 5,000 shares on February 24, 2006 (the date he was appointed Chairman). The grant date fair value of each of these awards under SFAS 123R is $82,169 and $41,900, respectively.

       (9) On February 15, 2006, the date of his appointment to our Board, Mr. Morrow was granted an option to purchase 75,000 shares of our common stock with an exercise price of $8.33 per share. The grant date fair value of this award under SFAS 123R is $408,398.

(10) For each of Mr. Dovey and Ms. Wirth, on May 24, 2006, we accelerated the vesting of 8,000 options to purchase shares of our common stock by one day and 9,855 options to purchase shares of our common stock by one year. The incremental fair value, calculated as of the modification date in accordance with SFAS 123R is equal to $8,241 of the $42,729 disclosed in the “Option Awards” column for each of Mr. Dovey and Ms. Wirth.

Cash Compensation.   Our standard cash compensation plan for fiscal 2006 for non-employee directors is as follows:

Description of Meeting	Fee
Yearly retainer for Chairman of the Board of Directors(1)	$210,000
Monthly retainer for membership on the Board of Directors (excluding the Chairman of the Board)	$2,000
Monthly retainer for Chair of Audit Committee and Chair of Compensation Committee(2)(3)	$1,000
Each Face to Face Meeting of the Board of Directors	$1,500
Each Telephonic Meeting of the Board of Directors	$750
Each Face to Face Meeting of the Audit Committee	$1,000
Each Telephonic Meeting of the Audit Committee	$500
Each other Committee Meeting (Face to Face or Telephonic)	$750

(1)          The Chairman of the Board does not receive any compensation for Board or Committee attendance other than the yearly retainer.

(2)          In March 2007, the monthly retainer for the Chair of Nominating and Governance Committee was increased from $0 to $416.67 per month ($5,000 annually).

(3)          In March 2007, the monthly retainer for the Chair of the Compensation Committee was decreased from $1,000 per month ($12,000 annually) to $500 per month ($6,000 annually).

Equity Compensation.

Automatic Grant Program

Prior to the March 2007 amendment to the Automatic Grant Program of our 2005 Incentive Plan described below, each non-employee director received an automatic option grant of 8,000 shares of common stock on the date of each annual meeting of stockholders during his or her period of continued service on the Board, provided that the individual has served as a non-employee member of the Board of Directors for at least six months. The shares generally vest upon completion of one year of service on the Board of Directors, measured from the grant date. In addition, each new non-employee member of the Board of Directors received, at the time of his or her initial election to the Board, an automatic option grant of 75,000 shares of common stock that generally vested in four successive equal annual installments over his or her first four years of service on the Board of Directors. The 2005 Incentive Plan also enables the Board of Directors to make discretionary equity incentive awards to non-employee members of the Board of Directors.

In fiscal 2006, pursuant to our Automatic Grant Program, each of Mr. Bowen, Mr. Collins, Mr. Lacob, Mr. Santora and Mr. Thaler received an option to purchase 8,000 shares of common stock having an exercise price of $7.35 per share. Assuming the continued service of the director, each of these options will vest 100% on the one year anniversary of the date of grant (or May 24, 2007).

Upon Mr. Morrow’s appointment to the Board in February 2006, he received an initial grant of an option to purchase 75,000 shares of common stock with an exercise price of $8.33 per share. This option vests in four successive equal annual installments, commencing February 2007. Mr. Morrow did not receive any other equity awards in fiscal 2006.

Each outstanding option under the Automatic Grant Program will become fully vested and immediately exercisable upon (i) certain changes in ownership or control of Align or (ii) the death or permanent disability of the optionee while serving as a member of Align’s Board of Directors. Upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock, each such option may be surrendered to Align for a cash distribution per surrendered option share in an amount equal to the excess of (a) the tender offer price paid per share of common stock over (b) the exercise price payable for the share underlying such option.

Amendment to Automatic Grant Program

In March 2007, our Board of Directors approved an amendment to the Automatic Grant Program of the 2005 Incentive Plan. Under the revised program, each non-employee director receives an automatic option grant for 10,000 shares of common stock plus an award of 3,000 restricted stock units on the date of each annual meeting of stockholders during his or her period of continued service on the Board, provided that the individual has served as a non-employee member of the Board of Directors for at least six months. The shares generally vest upon the earlier of (i) the one year anniversary of the grant date and (ii) the date of the next annual meeting of stockholders following the grant date. In addition, the initial automatic grant for each new non-employee member of the Board of Directors was reduced from 75,000 shares to an option grant for 30,000 shares of common stock that each new director will receive at the time of his or her initial election to the Board. The shares subject to this initial grant will generally vest in four successive equal annual installments over his or her first four years of service on the Board of Directors.

Discretionary Option Grants

When Mr. Larkin was appointed as Chairman of the Board of Directors in February 2006, he received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $8.38 per share and a discretionary grant of 5,000 restricted stock units. Each of these awards was fully vested in February 2007. Mr. Larkin did not receive any other equity awards in fiscal 2006. No other non-employee directors received discretionary equity awards. In February 2007, Mr. Larkin received a discretionary grant of an option to purchase 15,000 shares of common stock with an exercise price of $17.88 per share and a discretionary grant of 5,000 restricted stock units. Assuming the continued service of Mr. Larkin, each of these awards vests 100% on February 20, 2008, the one year anniversary of the date of grant. Mr. Larkin will not receive any awards in 2007 under the Automatic Grant Program.

PRINCIPAL STOCKHOLDERS

Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 30, 2007 by:

•       each stockholder known by us to own beneficially more than 5% of our common stock;

•       each of our executive officers named in the summary compensation table on page 30 of this proxy statement;

•       each of our directors; and

•       all of our directors and executive officers as a group.

Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable and restricted stock units that will vest on or before May 30, 2007. The number of shares subject to options that each beneficial owner has the right to acquire and restricted stock units that will vest on or before May 30, 2007 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 30, 2007.”  These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 65,854,323 shares of our common stock outstanding as of March 30, 2007. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 881 Martin Avenue, Santa Clara, California 95050. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 30, 2007(1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
Gordon Gund and affiliated entities(2)	7,627,450	—	7,627,450	11.04%
Fidelity Management & Research(3)	6,558,706	—	6,558,706	9.96%
Select Equity Group(4)	4,908,151	—	4,908,151	7.45%
OrbiMed Advisors(5)	4,444,900	—	4,444,900	6.75%
Kornitzer Capital Management Inc.(6)	4,025,625	—	4,025,625	6.11%
Janus Capital Management LLC(7)	3,387,255	—	3,387,255	5.14%
Joseph Lacob(8)	2,809,481	151,000	2,960,481	4.49%
Thomas M. Prescott	104,377	1,224,220	1,328,597	1.98%
Eldon M. Bullington	2,971	293,194	296,165	*
Hossein Arjomand	353	85,030	85,383	*
Darrell Zoromski	—	30,805	30,805	*
Michael Henry	—	49,687	49,687	*
H. Kent Bowen	47,500	91,000	138,500	*
David Collins	15,000	99,000	114,000	*
C. Raymond Larkin, Jr.	7,000	89,041	96,041	*
George J. Morrow	—	18,750	18,750	*
Greg J. Santora	—	97,208	97,208	*
Warren S. Thaler	108,084	71,354	179,438	*
All current executive officers and directors as a group (17 persons)	3,191,967	3,037,669	6,229,636	9.04%

*                    Less than 1%

(1)          Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 30, 2007. This column includes the full amount of restricted stock units that will vest on or before May 30, 2007, although each executive officer will actually receive the number of shares that have vested net of the number of shares necessary to cover any applicable payroll withholding taxes which taxes Align will pay on their behalf.

(2)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2006. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 449, Princeton, New Jersey 08542.

(3)          Based on a filing with the Securities and Exchange Commission on Scheduled 13G, indicating beneficial ownership as of December 31, 2006. The address for Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109.

(4)          Based on a filing with the Securities and Exchange Commission on Schedule 13G, indicating beneficial ownership as of December 31, 2006.  The address for Select Equity Group is 380 Lafayette Street, 6th Floor, New York, NY 1003.

(5)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2006. The address for OrbiMed Advisors LLC is 767 Third Avenue, 30th Floor, New York, NY 10017.

(6)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2006.  The address for Kornitzer Capital Management Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(7)          Based on a filing with the Securities and Exchange Commission on Schedule 13G/A, indicating beneficial ownership as of December 31, 2006. The address for Janus Capital Management is 151 Detroit Street, Denver, Colorado 80206.

(8)          Includes 809,731 shares held by entities affiliated with Kleiner Perkins Caufield & Byers, L.P. (the “Kleiner Entities”) and 331,101 shares held in trusts for immediate family members. Principal address is 2750 Sand Hill Road, Menlo Park, CA 94025. Joseph Lacob, one of our directors, is a general partner of one or more of the Kleiner Entities and shares voting and dispositive power with respect to the shares held by one or more of such entities. Mr. Lacob disclaims beneficial ownership of such shares in which he has no pecuniary interest. The shares held by the Kleiner Entities consists of 20,258 shares held by KPCB Life Sciences Zaibatsu Fund II, 746,210 shares held by Kleiner Perkins Caufield & Byers VIII and 43,263 shares held by KPCB VIII Founders Fund.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

The fundamental objective of our executive compensation and benefits program is to maximize stockholder value over time  We have created a compensation package that combines short and long-term components, cash and equity, in the proportions we believe are most appropriate to provide incentives and reward our executive officers to achieve this objective. The following principles guide our compensation decisions:

•       we seek to directly and substantially link rewards to measurable key financial targets and a shared set of critical strategic priorities as well as individual performance, in both the short and long-term;

•       we seek to link long term shareholder and executive interests through the grant of equity awards to our executive officers;

•       we seek to provide competitive compensation opportunities to attract, retain and incent superior talent;

•       we seek to create an understanding that Align is a meritocracy; and

•       we seek to ensure that, in the event that an acquisition of Align that was favorable to our stockholders presented itself, our executives would not be biased against pursuing such a transaction.

Compensation Committee—Role and Process

The Compensation Committee operates under a written charter adopted by the Board of Directors which establishes the duties and authorities of the Committee. A copy of this charter can be found on the Investor Relations section of Align’s website located at investor.aligntech.com. The Compensation Committee currently consists of H. Kent Bowen, David E. Collins and George J. Morrow, with Mr. Collins serving as the Chair. Each member of the Committee is an “independent director” as defined by the Nasdaq corporate governance standards, an “outside director” as defined in the Internal Revenue Code of 1986 and a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934.

The fundamental responsibilities of our Compensation Committee are:

•       to review and make recommendations to Align’s Board of Directors regarding compensation plans, as well as general compensation goals and guidelines for Align’s employees and the Board of Directors;

•       to review and approve compensation-related corporate and individual performance objectives for our executive officers that support our strategic objectives;

•       to review and recommend to our Board of Directors all cash based compensation arrangements for Align’s Chief Executive Officer and the allocation of his total compensation among the various components of executive pay;

•       to review and approve all equity compensation awards for our Chief Executive Officer;

•       to review and determine all compensation arrangements for Align’s executive officers (excluding our Chief Executive Officer) and to allocate total compensation among the various components of executive pay; and

•       to administer Align’s equity compensation plans.

The Compensation Committee may form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect. The Compensation Committee also has the authority to directly engage outside firms or consultants to assist it in the review and determination of executive officer compensation levels, structure and design.

Pursuant to its authority to retain its own outside advisors, the Compensation Committee has historically directly retained its own executive compensation and benefits consultant. In fiscal 2006, the Compensation Committee directly engaged Compensia, Inc. as its independent executive compensation and benefits consultant. Compensia provided assessments of executive pay and benchmarking data to the Compensation Committee, assessed Align’s corporate performance over several key measures and took part in most Committee meetings that involved executive pay decisions. The Committee also reviewed tally sheets prepared by Compensia which show a three year historical review of each executive officer’s total compensation, including salary, bonus, equity and accumulated realized and unrealized stock option and restricted stock unit gains, as well as future projections of some of these components of executive compensation and post-employment compensation arrangements.

Mr. Prescott, our Chief Executive Officer, annually reviews each executive officer’s performance with the Compensation Committee and makes recommendations to the committee with respect to the appropriate base salary, payments to be made under our annual cash incentive plan and grants of long-term equity incentive awards for all executive officers, excluding himself. Based in part on these recommendations from our Chief Executive Officer and other considerations set forth in this discussion, the Compensation Committee approves the annual compensation package of our executive officers, other than our Chief Executive Officer.   We expect the Compensation Committee will continue to rely significantly on the recommendations of our Chief Executive Officer; because the committee believes management’s input is critical in properly evaluating individual executive performance.

Generally, in December of each fiscal year, senior management develops Align’s internal operating plan and establishes critical strategic priorities for our business. The Compensation Committee engages in a dialogue with our Chief Executive Officer and reviews the key financial targets derived from the operating plan and the critical strategic priorities. These corporate performance measures reflect common corporate performance objectives intended to encourage unified senior management focus on key objectives and are reviewed and approved by the Board of Directors.  In addition, our Chief Executive Officer establishes key individual performance measures to assess the performance of his executive officers over the course of the fiscal year and provides the Compensation Committee with an annual evaluation of how his executive team performed against these measures and gives each executive officer a performance rating. These ratings are on a scale of 0 to 5 (with 3 being considered performance that consistently meets expectations, 4 being considered performance that consistently exceeds expectations and 5 being performance that significantly exceeds all job requirements).  Over the course of several meetings, the Compensation Committee reviews the company’s performance against the pre-established financial targets and business objectives as well as the performance evaluations and ratings provided by our Chief Executive Officer. The Compensation Committee reviews our Chief Executive Officer’s self-evaluation and independently rates our Chief Executive Officer. Using these ratings and the committee’s assessment on the extent to which the financial targets and business objectives were achieved, in conjunction with the compensation benchmark data discussed below, the Compensation Committee determines the total compensation earned, paid or awarded to our senior management for the most recent fiscal year and determines (recommends to the Board of Directors for approval in the case of our Chief Executive

Officer) the compensation levels (base salary, incentive award opportunity and equity award) for the next fiscal year.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Committee held 11 meetings in fiscal 2006 and to date has held four meetings in 2007. Mr. Collins, the Chair of the Committee, works with our Chief Executive Officer to establish meeting agendas. The Compensation Committee typically meets with our Chief Executive Officer, our Vice President, Human Resources, our Chief Financial Officer, our outside legal counsel and, to the extent compensation decisions are being discussed, with Compensia, Inc.

Benchmarking

As noted above, with the assistance of Compensia, the Compensation Committee annually reviews the major elements of Align’s executive officer compensation program, in part with reference to a carefully selected peer group. These companies are predominantly located in the San Francisco Bay Area, the geographic location in which we operate and compete for executive talent. In addition to geographic location, these companies were chosen using the following principles:

•       companies that are close industry competitors (generally of comparable size);

•       medical device companies that are similar in size as measured by revenue and growth rates; and

•       technology companies with similar growth potential and technology development needs for software and enterprise system designers.

For 2006, Compensia’s benchmark study included the following companies:

• American Medical Systems;	• Intuitive Surgical;	• Cantel Medial;
• Ariba;	• Kyphon;	• Altiris;
• Arthrocare;	• LaserScope;	• InPhonic;
• Datascope;	• Silicon Image;	• Interwoven;
• Digital Insight;	• Sybron Dental;	• Magma Design Automation;
• Encore Medical;	• Sonosite;	• MRO Software; and
• Health Tronics;	• Thoratec;	• Vignette.

We believe these companies accurately reflect the business and labor market in which Align competes.  For these reasons, the peer group data is used for both compensation benchmarking purposes and for performance comparisons. In addition to this peer group, our benchmark data (which we refer to, collectively with the peer group, as the “benchmark companies”) also includes a broader group of similarly-sized technology companies included in data collected in published surveys. The Compensation Committee generally believes that gathering benchmark information is an important part of our compensation related decision-making process. However, due to aspects of our business and objectives that may be unique, the Compensation Committee determined that the roles performed by certain of our executive officers, including Mr. Hedge, our Vice President, Operations, Mr. Henry, Mr. Arjomand and Mr. Zoromski were non-standard when compared to closest available roles at the benchmark companies. The Compensation Committee, in consultation with Compensia, and on the recommendation of management, applied discretion and adjusted for differences in job scope for these positions when compared to the benchmark companies to more accurately reflect the contributions of these executives.

Principal Components of Compensation of our Executive Officers

The three major components of each executive officer’s total compensation package at Align are:

•       base salary;

•       annual variable cash incentive awards; and

•       long-term equity-based incentive grants.

Allocation of Compensation Among Principal Components

In order to attract, retain and motivate the superior executive talent that is crucial to the long-term creation of stockholder value, the Compensation Committee has determined to target executive officer base salaries between the 40th and 60th percentiles (when compared to the benchmark companies) and to target executive officer total cash compensation between the 70th and 80th percentiles (when compared to the benchmark companies). As a result of this allocation, a significant part of our executive officers’ total cash compensation is performance based and at risk. This positioning also ensures that overall pay levels for Align’s executives are competitive and provides meaningful performance incentives by linking a substantial portion of executive officer pay to both corporate and individual performance.

The Compensation Committee believes long-term equity compensation aligns the interests of executive officers with stockholders by providing a significant incentive to each of our executive officers to remain employed by Align and to benefit from long-term value they help to create for our shareholders. Consistent with this belief, our executive officers are generally provided long-term equity awards on an annual basis. Long-term incentive awards are generally targeted at or above competitive median levels, depending upon corporate and individual performance. High performing executive officers (those who receive performance ratings, based on corporate and individual performance as discussed above, equal to or greater than a score of 4 out of 5), however, are eligible for grants that approximate the 75th percentile (when compared to the benchmark companies). Similarly, we provide “premium” new hires with equity awards that approximate the 75th percentile (when compared to the benchmark companies). In addition, when determining the total amount to be granted annually to all recipients, including executive officers, the Compensation Committee considers the amount and value of equity compensation grants already held by the executive officer, overall dilution, Align’s achievement of its corporate performance targets, retention objectives and the executive officer’s potential contribution to the creation of long-term stockholder value.

The Compensation Committee’s choice of the foregoing percentiles and resulting allocation of total compensation for our executive officers across the different elements of compensation reflect consideration of our stockholders’ interests in paying what is required, but not significantly more than necessary, to achieve our corporate objectives, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and the geographic region in which we are located, cash and equity compensation at these percentage levels are generally necessary and sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

Each executive officer’s base salary is determined annually by evaluating the most recent available data for comparable positions at the benchmark companies and each officer’s role, experience, skills, knowledge, responsibilities and performance rating. For newly hired personnel, we considered the base salary of the individual at his or her prior employment and any unique personal circumstances. Based on its review of this information, the Compensation Committee increased base salaries for fiscal 2006 for Mr. Prescott and Mr. Bullington by approximately 11% and 14%, respectively, from 2005 to generally approximate the 50th percentile for similarly situated executive officers at the benchmark companies. Each of Mr. Arjomand, Mr. Henry and Mr. Zoromski were hired in late 2005, and therefore their base salaries were not increased in 2006. For fiscal 2007, the Compensation Committee reviewed the benchmark data and each officer’s experience, skills, knowledge, responsibilities and 2006 performance rating and approved increases in our named executive officers base salary for fiscal 2007 by 8%, 4%, 3%, 11% and 10%, for Messrs. Prescott, Bullington, Arjomand, Zoromski and Henry, respectively. As discussed above, the Compensation Committee determined that the roles performed by Mr. Henry and Mr. Zoromski were non-standard when compared to the closest available roles at the benchmark companies. As a result, base salaries for Mr. Henry and Mr. Zoromski, received a merit based increase of approximately 3% to 4% as well as an upward adjustment of approximately 7% so that their base salaries approximated the 50th percentile (as adjusted for their roles with Align). We believe that base salaries for our named executive officers for fiscal 2007 generally approximate the 50th percentile. The new annual salary levels for our named executive officers are reflected in the footnotes to the “Summary Compensation Table—2006” below.

Variable Cash Incentive Awards—Corporate Performance Targets and Individual Performance Measures

Near the beginning of each year, the Compensation Committee determines a target bonus amount for each executive. For fiscal 2006 and fiscal 2007, based on a review of data from the benchmark companies and the desired positioning of total cash compensation, the target cash incentive award for each executive officer (other than the CEO) was set at 60% of his or her base salary and for our Chief Executive Officer was set at 100% of his base salary.

The percentage of the total bonus pool available for distribution (we refer to this as the “baseline amount”) is determined by reference to Align’s achievement of shared corporate performance targets comprised of financial targets and critical strategic priorities. The key financial targets accounted for 30% of the total corporate performance target (each assigned equal weighting) and included:

•       unit volume;

•       revenue;

•       net income;

•       balance sheet strength—net cash; and

•       receivables management (day sales outstanding).

The remaining 70% of the corporate performance target was based on the achievement of the following critical strategic priorities (and their respective weightings):

•       developing and implementing a product vision and roadmap (weighted 30%);

•       improving business process efficiency (weighted 30%); and

•       developing our people and organizational capability model (weighted 10%).

These corporate performance targets include performance objectives that are viewed as reasonably achievable and others that are viewed as more of a challenge to achieve. The intent is to provide a balance between the two to ensure a motivated senior management team and employee base. In addition, we believe the combination of these metrics is the best indicator of Align’s performance during a fiscal year, and these goals, if achieved, should result in sustained increases to shareholder value.

For each performance component of the financial and strategic measures, the Compensation Committee sets minimum (80%), target (100%) and maximum (125%) performance levels. Each financial or strategic measure receives a rating commensurate with the level of achievement of the applicable objective, as follows:

•       a rating of zero unless the minimum performance level is achieved;

•       a rating ranging from 80% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level;

•       a rating of 100% to 125% if achievement meets or exceeds the target performance level but does not achieve the maximum performance level; and

•       a rating of 125% if achievement meets or exceeds the maximum performance level.

The weighted performance of each measure is then aggregated and the result is the baseline amount (or the percentage of the bonus pool available for distribution). Although the Compensation Committee believes that the largest portion of each bonus should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, they also believe that there should be some ability to reward individual contributions. As a result, after the baseline amount is established, each executive officer’s ultimate award may be adjusted above or below the baseline amount depending on such executive officer’s individual performance rating. For example, using the assumption that the aggregate weighted performance of each measure is determined to be 90%, the baseline amount would be set at 90% of the target award opportunity. If, however, an executive officer received an individual performance rating of 4, such officer may be awarded more than 90% of his or her target bonus. If, using the same assumptions, the executive officer received an individual performance rating of 3, such officer may be awarded less than 90% of his or her target bonus.

For fiscal 2006 cash incentive awards, the Compensation Committee concluded that Align’s performance was below the established financial targets and determined that Align’s overall achievement of the corporate performance targets was approximately 91%. Taking this into account, as well each executive officer’s individual performance rating, the Compensation Committee approved cash bonuses in fiscal 2006 to Messrs. Prescott, Bullington, Arjomand, Zoromski and Henry of $376,000 $153,360, $119,568, $126,000 and $120,500, respectively, representing , 85%, 90%, 80%, 88% and 89% of their 2006 target bonus amounts, respectively. As a result, total cash compensation for Align’s named executive officers generally approximated the 75th percentile for similarly situated executive officers at benchmark companies.

The corporate performance targets for fiscal 2007 are substantially similar to the categories used in fiscal 2006 and set forth above. We believe that there is a reasonable likelihood that we will achieve our corporate performance targets in fiscal 2007 at the “target” level.

Although a predetermined percentage of the target bonus for each executive officer is based upon Align’s achievement of corporate performance targets, the Committee does not believe that Align and individual performance can be properly measured by an overly mechanistic cash incentive program, as factors outside the reasonable control of the management team can impact the company’s or an entire industry’s performance. For this reason, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results to exclude the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team. For example, in fiscal 2005 the Compensation Committee determined that although Align’s financial performance was substantially below the established targets, the emergence of a new competitor shortly after these targets were set together with high senior management turnover during the year resulted in significant unforeseen disruptions in Align’s business. The Compensation Committee determined that without each executive officer’s strong response to these challenges, Align’s financial performance would have been substantially lower than the performance that was ultimately achieved. Taking all of these factors into consideration, the Compensation Committee used its discretion and awarded each executive officer (other than the CEO) approximately 90% of his target cash incentive award and awarded the CEO approximately 80% of his target cash incentive award.

Long-Term, Equity-Based Incentive Awards.

The Compensation Committee believes long-term equity grants align the interests of executive officers with stockholders by providing a significant incentive to each of our executive officers to remain employed by Align and to build long-term stockholder value by allowing for several different forms of long-term incentive awards. Consistent with the achievement of these goals, the Compensation Committee imposes time based vesting criteria on each equity grant award. The Compensation Committee continuously monitors competitive changes in equity compensation practices and determined to take advantage of the flexibility provided under the 2005 Incentive Plan to craft appropriate awards in order to continue to incent Align’s executive officers and to align the interests of executive officers with those of our stockholders. Commencing in 2006, the Compensation Committee uses two forms of equity-based compensation: stock options and restricted stock units (contracts that give the recipients the right to receive shares as the units vest). After comparing the results of different combinations of the two, given various assumptions related to stock price performance over time, for fiscal 2006 and 2007 the Compensation Committee has determined that a combination that provides roughly 50% of the value delivered in the form of options and roughly 50% of the value delivered in the form of restricted stock units best serves the goals the Compensation Committee seeks to achieve. Because restricted stock units deliver value when they vest regardless of the market price of the stock, whereas value can be realized with options only when they are “in the money,” the value delivery of restricted stock units is generally considered more certain than that of options. As a result, based on the advice of our compensation consultant about competitive market practices, the Compensation Committee established that equivalent value is delivered by 3 options and 1 restricted stock unit. For example, in determining executive award levels an option for 300 shares would be treated as equal in value to a restricted stock unit award for 100 shares. Each option grant allows the executive officer to acquire shares of Align common stock at the market price on the date of grant. 25% of the shares subject to the stock option become exercisable on the one year anniversary of the date of grant and 1/48th of the shares subject to the option award vesting each month thereafter, subject to the executive’s continued service through the vesting date. As a result, the option grants will provide a return only if the executive officer remains with Align and only if the market price of Align’s common stock appreciates over the term of the option. Restricted stock units will result in payment to the individual only if the vesting criteria are met. Each performance award vests 25% on the one year anniversary of the date of grant with 6.25% vesting quarterly thereafter. Restricted stock units will provide a return only if the executive officer remains with Align.

Annual long-term, equity-based incentive awards for fiscal 2005 performance were made in February 2006 under the 2005 Incentive Plan in accordance with the guidelines set forth in the immediately preceding paragraph. Mr. Prescott and Mr. Bullington each received annual option grants to purchase shares of Align’s common stock as well as restricted stock units as more fully described below in the section entitled “2006 Grants of Plan-based Awards”. These 2006 grants approximated the 65th percentile for comparable positions at peer companies based on the grant date fair market value of our common stock. Mr. Arjomand’s 2006 equity award reflected a pro rated amount since he joined Align in the fourth quarter of 2005. Mr. Zoromski and Mr. Henry joined Align in December 2005 and as a result they did not receive any equity awards in 2006. Annual long-term, equity-based incentive awards for fiscal 2006 performance were made in February 2007 under the guidelines set forth in the immediately preceding paragraph. Messrs. Prescott, Bullington, Arjomand, Zoromski and Henry each received options to purchase 120,000, 45,000, 15,000, 27,000 and 20,000 shares of our common stock, respectively, and restricted stock units awards of 40,000, 15,000, 6,000, 7,500 and 6,000 shares, respectively. In order to value equity awards made in 2007 and going forward, the Compensation Committee determined to use the one year average stock price rather than the grant date fair market value. The Compensation Committee believes that using the one year average stock price will take into account the high volatility of the price of our common stock. Using the one year average price of our stock, these 2007 grants approximated the 50th percentile for comparable positions at benchmark companies.

Timing of Stock Option Grants

The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•       Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options;

•       consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers described in the next bullet) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two month’s prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1 grants will cover new hires starting between March 16, 2007 and April 15, 2007;

•       as part of the compensation package offered to new executives, incentive grants for these individuals are generally awarded as of the first day of their employment;

•       annual incentive grants are made on the same day for all employees (including executive officers), in fiscal 2006 and 2007 such date was February 24 and February 20, respectively. The Compensation Committee sets the actual grant date one week following approval of the size of each grant in order to provide Align managers with adequate time to inform each employee individually of their grant; and

•       all grants of options to our executive officers and other employees, as well as to our directors are granted with exercise prices equal to the fair value of the underlying shares of common stock on the grant date, as determined by our Compensation Committee.

Acceleration of Certain “Out-Of-The-Money” Options

In 2005, as part of its review of the equity compensation strategy, the Compensation Committee considered the desirability of accelerating the vesting of some or all of unvested stock options with exercise prices above the market price of our common stock. On October 6, 2005, the Compensation Committee approved the acceleration of vesting for all unvested stock options with exercise prices greater than $7.10. The fair market value of Align’s common stock on the date of the acceleration was $6.41 as quoted on the NASDAQ National Market. Options held by non-employee directors were excluded from the vesting acceleration. The Compensation Committee also required that, as a condition to the acceleration of options held by executive officers, each officer agree to refrain from selling common stock acquired upon the exercise of accelerated options until the date on which exercise would have been permitted under the options’ pre-acceleration vesting terms or, if earlier, the executive officer’s last day of employment or upon a “change in control” as defined in the 2001 Incentive Plan, the 2005 Plan or any employment agreement between Align and the individual. The purpose of the acceleration was to eliminate future compensation expense Align would otherwise recognize in its statement of operations with respect to these accelerated options upon the adoption of FAS 123(R).

Other Compensation Plans

Align provides the following benefits to our executives generally on the same basis as the benefits provided to all employees:

•       health and dental insurance;

•       life insurance;

•       short and long-term disability;

•       employee stock purchase plan; and

•       401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Post-Employment Compensation

Our Compensation Committee believes that it is in the best interests of the company and its stockholders to provide reasonable severance benefits to executive officers. The Compensation Committee believes that by providing severance and equity acceleration, executive officers are not biased against selling the company in the event a shareholder favorable M&A transaction is presented to the company. As a result, each employment agreement entered into by our named executive officers contains severance provisions.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

The Compensation Committee is responsible for addressing issues associated with Section 162(m) of the U.S. Internal Revenue Code of 1986. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). Although Align considers the impact of this rule when developing and implementing its executive compensation programs, Align believes that factors other than tax deductibility are important in the design of executive compensation programs and that it is important to preserve flexibility in designing such programs. Accordingly, Align has not adopted a policy that all compensation must qualify as deductible under Section 162(m). While the Compensation Committee believes that stock options granted pursuant to the 2005 Plan qualify as “performance-based,” other awards permitted by the terms of the 2005 Plan (such as restricted stock units) and certain other amounts paid under Align’s compensation programs (such as salary and cash incentive payments) may not qualify for exemption from Section 162(m)’s deduction limitation. For 2006, we did not lose any tax deductions as the elements of compensation that are included under 162(m) (salary, cash incentive payments and restricted stock units) did not exceed $1,000,000 for the “covered employees” described above. However, for 2007, as a result of the vesting of restricted stock units granted to the “covered employees” in February 2006, compensation paid to our Chief Executive Officer may exceed the $1,000,000 limit.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the fiscal year ended December 31, 2006. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
David E. Collins, Chair
H. Kent Bowen
George J. Morrow

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED 2006

The following Summary Compensation Table sets forth certain information regarding the compensation of each individual that served as Chief Executive Officer and Chief Financial Officer during fiscal 2006, and our three next most highly compensated executive officers for services rendered for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Thomas M. Prescott	2006	445,000	0	97,795	629,454	376,000	1,794	(4)	1,550,043
President, Chief Executive Officer and Director
Eldon M. Bullington	2006	284,000	0	32,895	213,634	153,360	2,673	(4)	686,562
Vice President, Finance and Chief Financial Officer
Darrell Zoromski	2006	231,231	0	0	475,213	126,000	33,575	(5)	866,019
Vice President, Global Marketing and Chief Marketing Officer
Hossein Arjomand	2006	249,100	0	3,912	489,924	119,568	807	(4)	863,311
Vice President, Research & Development
Michael J. Henry	2006	225,000	0	0	450,338	120,500	480	(4)	796,318
Vice President, Information Technology and Chief Information Officer

(1)    The base salaries for fiscal 2007 for Messrs. Prescott, Bullington, Zoromski, Henry and Arjomand are $480,000, $295,360, $266,400, $247,500 and $256,573, respectively.

(2)    Except for the proviso noted in the second sentence of this footnote, the dollar value of the stock awards and option awards, as applicable, represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”) and thus may include amounts from awards granted in and prior to 2006. Under SFAS 123R, Align’s estimate of fair value requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), related tax effects and future forfeitures; provided that, in accordance with the rules and regulations of the SEC, the compensation cost disclosed above, does not include an estimate of forfeitures related to service-based vesting conditions. Rather, compensation costs for these awards are disclosed assuming that the named executive officer will perform the requisite service to vest in the award. A more complete discussion of the relevant assumptions for awards granted in 2006 (Messrs. Prescott, Bullington and Arjomand), 2005 (each named executive officer); 2004 (Messrs. Prescott and Bullington) is contained in Note 10 to Align’s Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and is incorporated into this proxy statement by reference. For Messrs. Prescott and Bullington, this column also includes amounts from awards granted in 2003 and a more complete discussion of the relevant assumptions for such awards is contained in Note 7 to Align’s Notes to Consolidated Financial Statements in our Annual Report on From 10-K for the fiscal year ended December 31, 2005 and is incorporated into this proxy statement by reference.

(3)    The amounts shown in this column represent employee performance payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis—Variable Cash Incentive Awards—Corporate Performance Targets and Individual Performance Measures”.

(4)    Align pays life insurance premiums on behalf of all of its employees.

(5)    The amount shown includes (1) $29,486 in respect of perquisites and other personal benefits and (2) $496 in respect of life insurance premiums and $480 for short-term disability premiums paid by Align on behalf of Mr. Zoromski. Align pays life insurance and short-term disability premiums on behalf of all of its employees  The perquisites and other personal benefits provided by Align were as follows:

Nature of Expense	Amount of Expense
Apartment rental	$29,486
Long term disability premiums paid by Align on behalf of all senior employees	$3,113
Total	$32,599

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2006

The following table sets forth information regarding:

•  cash amounts that could have been received in 2006 by our named executive officers under the terms of our performance based incentive plan; and

•  stock option and restricted stock unit awards granted by the Compensation Committee to our named executive officers in 2006, reflected on an individual grant basis.

2006 Grants of Plan-Based Awards

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Thomas M. Prescott	N/A	—	—	445,000	556,250	—	—	—	N/A
	2/24/2006	2/15/2006	—	—	—	—	135,000	8.38	739,517
	2/24/2006	2/15/2006	—	—	—	55,000	—	—	460,900
Eldon M. Bullington	N/A	—	—	170,400	213,000	—	—	—	N/A
	2/24/2006	2/15/2006	—	—	—	—	56,125	8.38	307,447
	2/24/2006	2/15/2006	—	—	—	18,500	—	—	155,030
Darrell Zoromski	N/A	—	—	144,000	180,000	—	—	—	N/A
Hossein Arjomand	N/A	—	—	149,460	186,825	—	—	—	N/A
	2/24/2006	2/15/2006	—	—	—	—	10,000	8.38	54,779
	2/24/2006	2/15/2006	—	—	—	2,200	—	—	18,436
Michael J. Henry	N/A	—	—	135,000	168,750	—	—	—	N/A

Approval Date.   The Compensation Committee met on February 15, 2006 to finalize the grant of annual equity awards. Upon approval of the stock option and restricted stock unit grants for each named executive officer (other than Mr. Zoromski and Mr. Henry), the Compensation Committee determined that the actual date of grant would be February 24, 2006. This grant date was chosen in order to allow sufficient time for the Chief Executive Officer to notify each named executive officer and other members of the management team of the grant. Mr. Zoromski and Mr. Henry did not receive annual equity awards in fiscal 2006, since they were hired by Align in December 2005. Rather, at the time of the commencement of their employment, Mr. Zoromski and Mr. Henry were granted new hire option awards to purchase shares of Align’s common stock (See “Outstanding Equity Awards at Fiscal 2006 Year End” table below).

Estimated Possible Payouts under Non-Equity Incentive Plan Awards.   For fiscal 2006, the target cash incentive award for each named executive officer (other than the CEO) was 60% of his base salary and, for the CEO was 100% of his base salary based upon the achievement of specified performance objectives. In each fiscal year, senior management sets corporate financial and critical strategic priorities for Align and individual performance measures for each executive officer which are reviewed and approved by the Compensation Committee. The final determination of the percentage of the total bonus pool available for distribution (or the baseline amount) is based on relative achievement of the corporate financial and critical strategic priorities up to a maximum amount of 125% of the target award opportunity   For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis—Variable Cash Incentive Awards—Corporate Performance Targets and Individual Performance Measures”. The actual amount paid to each named executive officer in fiscal 2006 is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation”.

Stock Awards.   Stock awards represent grants of restricted stock units (“RSUs”) under our 2005 Incentive Plan. The RSUs will result in payment to the named executive officer only if the vesting criteria are met. Each RSU vests over a four year period, with 25% of the shares subject to the RSU vesting on the one year anniversary of the date of grant and 1/16th of the shares subject to the RSU vesting quarterly thereafter. In accordance with the terms of the 2005 Incentive Plan, any grants of RSUs will reduce shares available for grant under the 2005 Incentive Plan at a 2:1 ratio.

Since RSUs are taxable to each named executive officer when they vest, the number of shares we issue to each named executive officer will be net of applicable payroll withholding taxes which taxes will be paid by Align on behalf of each named executive officer. No RSUs vested in fiscal 2006.

Option Awards.   Stock option awards were granted under our 2005 Incentive Plan. Each option grant allows the named executive officer to acquire shares of Align common stock at the closing market price on the date of grant. Each option vests over a four year period, with 25% of the shares subject to the option award vesting on the one year anniversary of the date of grant and 1/48th of the shares subject to the award vesting each month thereafter, subject to the named executive officer’s continued service through the vesting date. As a result, the option grants will provide a return only if the executive remains with Align and only if the market price of Align’s common stock appreciates over the term of the option. The term of each option award is ten years.

Grant Date Fair Value.   Subject to the proviso noted in the second sentence of this paragraph, the grant date fair value of the option and stock award was determined under the Black Scholes pricing model in accordance with SFAS 123R. Under SFAS 123R, Align’s estimate of fair value requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), related tax effects and future forfeitures; provided that, in accordance with the rules and regulations of the SEC, the compensation cost disclosed above does not include an estimate of forfeitures related to service-based vesting conditions. Rather, compensation costs for these awards are disclosed assuming that the named executive officer will perform the requisite service to vest in the award. A more complete discussion of the relevant assumptions is contained in Note 10 to Align’s Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and is incorporated into this proxy statement by reference.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END

The following table provides information relating to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer as of December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Thomas M. Prescott	137,499		12,501	(3)	6.15	4/23/2013
	150,000	(2)	—		18.73	3/12/2014
	728,596		—		4.95	3/27/2012
	150,000	(2)	—		7.35	2/22/2015
	—		135,000	(4)	8.38	2/24/2016
							55,000	(5)	768,350
Eldon M. Bullington	61,874		5,626	(3)	6.15	4/23/2013
	82,000	(2)	—		18.73	3/12/2014
	125,000	(2)	—		7.35	2/22/2015
	—		56,125	(4)	8.38	2/24/2016
							18,500	(5)	258,445
Darrell Zoromski	56,250		168,750	(6)	6.47	12/30/2015
Hossein Arjomand	14,583		35,417	(7)	6.95	11/1/2015
	43,750		131,250	(8)	6.89	12/1/2015
	—		10,000	(4)	8.38	2/24/2016
	—		—		—	—	2,200	(5)	30,734
Michael J. Henry	56,250		168,750	(9)	6.80	12/15/2015

   (1) Stock options vest at a rate of 25% of the total number of shares subject to the option on the first year anniversary of the date of grant with 1/48th of the total number of shares subject to the option vesting monthly thereafter.

   (2) On October 6, 2005, the Compensation Committee approved the acceleration of vesting of all unvested stock options with exercise prices greater than $7.10. The fair market value of Align’s common stock on the date of the acceleration was $6.41 as quoted on the  Nasdaq Global Market. The Compensation Committee required that, as a condition to the acceleration of options held by executive officers, each officer agree to refrain from selling common stock acquired upon exercise of accelerated options until the date on which exercise would have been permitted under the options’ pre-acceleration terms or, if earlier, the executive officer’s last day of employment or upon a “change of control”.

          (3) 25% of the shares subject to this option vested on 4/23/2004 with 1/48th vesting monthly thereafter for full vesting on 4/23/2007.

          (4) 25% of the shares subject to this option vested on 2/24/2007 with 1/48th vesting monthly thereafter for full vesting on 2/24/2010.

          (5) Restricted stock units vest at a rate of 25% of the total number of shares subject to the restricted stock unit on the first year anniversary of the date of grant and 1/16th of the total number of shares subject to the restricted stock unit vesting quarterly thereafter, on 2/24/2007, 5/24/2007, 8/24/2007, 11/24/2007, 2/24/2008, 5/24/2008, 8/24/2008, 11/24/2008, 2/24/2009, 5/24/2009, 8/24/2009, 11/24/2009 and 2/24/2010.

          (6) 25% of the shares subject to this option vested on 12/30/2006 with 1/48th vesting monthly thereafter for full vesting on 12/30/2009.

          (7) 25% of the shares subject to this option vested on 11/1/2006 with 1/48th vesting monthly thereafter for full vesting on 11/1/2009.

          (8) 25% of the shares subject to this option vested on 12/1/2006 with 1/48th vesting monthly thereafter for full vesting on 12/1/2009.

          (9) 25% of the shares subject to this option vested on 12/15/2006 with 1/48th vesting monthly thereafter for full vesting on 12/15/2009.

    (10) Based on the closing price of Align’s common stock on December 31, 2006, which was $13.97 per share.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2006

The following table provides information concerning each exercise of stock options, and each vesting of restricted stock units, for each named executive officer during the fiscal year ended December 31, 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
Thomas M. Prescott	125,000	1,050,000
Eldon M. Bullington	150,000	1,651,500
Darrell Zoromski	—	—
Hossein Arjomand	—	—
Michael J. Henry	—	—

(1)          Value realized represents the fair market value of the underlying securities at the time of exercise less the exercise price of the options.

POST-EMPLOYMENT COMPENSATION

Named Executive Officers (Other than the CEO)

In fiscal 2002, we entered into an employment agreement with Eldon M. Bullington, our Vice President, Finance and Chief Financial Officer. In March 2007, Mr. Bullington’s employment agreement was amended and restated to (1) reflect the equity acceleration provisions contained in his original offer letter that had, due to a transcription error, been inadvertently omitted in the original employment agreement executed by Mr. Bullington and (2) include new language intended to avoid the imposition of taxes pursuant to Section 409A of the Internal Revenue Code on certain payments to Mr. Bullington. In fiscal 2005, we entered into employment agreements with each of Hossein Arjomand, our Vice President, Research & Development, Darrell Zoromski, Vice President, Global Marketing and Chief Marketing Officer and Michael J. Henry, our Vice President, Information Technology and Chief Information Officer. Each employment agreement (including the amended and restated employment agreement entered into by Mr. Bullington) sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these officers in the event of termination of employment or a change of control of Align. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.

Termination Without Cause

Each employment agreement with Messrs. Bullington, Arjomand, Zoromski and Henry provides that in the event the executive’s employment is terminated without cause, such executive will:

•       immediately vest in an additional number of shares under all outstanding options as if he had performed 12 additional months of service; and

•       such executive is entitled to receive a lump sum payment equal to:

o       his then current annual base salary;

o       the then current year’s target bonus, prorated for the number of days such executive has been employed during the year; and

o       the greater of the then current year’s target bonus or the prior year’s actual bonus.

In accordance with the Restricted Stock Unit Agreement entered into by each named executive officer (other than the CEO), in the event of termination without cause, each executive will immediately vest in an additional number of shares under all outstanding restricted stock units as if he had performed 12 additional months of service. Neither Mr. Zoromski nor Mr. Henry was granted restricted stock unit awards in 2006.

If Messrs. Bullington’s, Arjomand’s, Zoromski’s and Henry’s employment had been terminated without cause on December 31, 2006, each executive would have received:

Named Executive	Base Salary	Incentive Compensation	Equity Acceleration*	COBRA	Total
Mr. Bullington	$284,000	$340,800	$300,846	$12,000	$937,646
Mr. Arjomand	$249,100	$298,920	$436,558	$19,000	$1,003,578
Mr. Zoromski	$240,000	$288,000	$421,875	$8,000	$957,875
Mr. Henry	$225,000	$270,000	$403,313	$6,000	$904,313

*                    The dollar value of the equity acceleration in this chart and in each chart set forth below is based on the closing price of our common stock on December 31, 2006 of $13.97.

Termination for Good Reason

Each employment agreement as well as each restricted stock unit agreement entered into by each named executive officer (other than the CEO) provides that in the event the executive resigns for good reason, such executive is entitled to the same compensation described immediately above under the heading “Termination Without Cause”.

Change of Control

In accordance with the employment agreement as well as the restricted stock unit agreement entered into by each named executive officer (other than the CEO), in the event of a change of control the executive will immediately vest in an additional number of shares under all outstanding options and restricted stock units as if he had performed 12 additional months of service. If a change of control had occurred on December 31, 2006, the named executive officers would have immediately vested in an additional number of shares under all outstanding options and restricted stock units as if the executive had performed 12 additional months of service. The value of this additional vesting is equal to:

Named Executive	Equity Acceleration
Mr. Bullington	$300,846
Mr. Arjomand	$436,558
Mr. Zoromski	$421,875
Mr. Henry	$403,313

In addition, if, within 12 months of a change of control either the executive’s employment is terminated without cause or the executive resigns for good reason then the executive will immediately vest in all outstanding options and restricted stock units and be entitled to a payment (payable in a lump sum) equal to:

•       his then current annual base salary;

•       the then current year’s target bonus prorated for the number of days the executive has been employed during the year, and

•       the greater of the then current year’s target bonus or the prior year’s actual bonus.

If a change of control had occurred no more than 12 months prior to December 31, 2006 and the named executive officer’s employment had been terminated on December 31, 2006 without cause or good reason, Messrs. Bullington, Arjomand, Zoromski and Henry would have received (in addition to the value of the option and restricted stock unit acceleration set forth in the table above) the following:

Named Executive	Base Salary	Incentive Compensation	Additional Equity Acceleration	COBRA	Total
Mr. Bullington	$284,000	$340,800	$315,333	$12,000	$952,133
Mr. Arjomand	$249,100	$298,920	$827,953	$19,000	$1,394,973
Mr. Zoromski	$240,000	$288,000	$843,750	$8,000	$1,379,750
Mr. Henry	$225,000	$270,000	$806,625	$6,000	$1,307,625

Conditions to Payment

Prior to receiving any payments upon termination of employment, the executive officer must execute a general release of all known and unknown claims that such officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, each executive has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Chief Executive Officer

Mr. Prescott serves as our President and Chief Executive Officer pursuant to an employment agreement originally entered into in March 2002, as amended and restated in April 2005. Mr. Prescott’s employment agreement was further amended and restated in March 2007 to include new language intended to avoid the imposition of taxes pursuant to Section 409A of the Internal Revenue Code on certain payments to Mr. Prescott. The employment agreement provides that Mr. Prescott is entitled to an annual target bonus of 100% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.

Termination Without Cause.   In the event Mr. Prescott is terminated without cause, Mr. Prescott is entitled to a payment (payable in a lump sum) equal to:

•       twice his then current annual base salary payable in a lump sum ($890,000);

•       the then current year’s target bonus, prorated for the number of days Mr. Prescott has been employed during the year ($445,000); and

•       the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus ($667,500).

If Mr. Prescott’s employment had been terminated without cause on December 31, 2006, he would have received an aggregate lump sum cash payment of $2,002,500. Mr. Prescott’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment or the date upon which Mr. Prescott commences new employment. Assuming full payment by Align, this amount is equal to approximately $28,000. The table below summarizes the cash and value of other benefits Mr. Prescott would receive:

Base Salary	Incentive Compensation	COBRA	Total
$890,000	$1,112,500	$28,000	$2,030,500

Change of Control Only.

In the event of a change of control, Mr. Prescott will immediately vest in all outstanding equity awards. If a change of control had occurred on December 31, 2006, the value of this additional vesting is equal to $1,620,758.

Termination following a Change of Control.

If within 12 months of a change of control either Mr. Prescott’s employment is terminated without cause or Mr. Prescott resigns for good reason, Mr. Prescott will be entitled to receive the value of the equity acceleration set forth above which he would have been entitled to receive as of the date of the change of control ($1,620,758) PLUS a payment (payable in a lump sum) equal to the cash payments set forth immediately above under “Termination Without Cause” as follows:

Base Salary	Incentive Compensation	COBRA	Total
$890,000	$1,112,500	$28,000	$2,030,500

Conditions to Payment.   Prior to receiving any payments upon termination, Mr. Prescott must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Prescott has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Employment Agreement Definitions

Definition of Cause.   In each employment agreement described above, cause means any of the following:

•       unauthorized use or disclosure of the confidential information or trade secrets of Align;

•       any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive and Align;

•       conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•       misappropriation of the assets of Align or any act of fraud or embezzlement by executive, or any act of dishonesty by the executive in connection with the performance of his or her duties for Align that adversely affects its business or affairs; or

•       intentional misconduct or the executive’s failure to satisfactorily perform his/her duties after the executive received written notice of such failure and was provided at least thirty (30) days to cure such failure.

Definition of Good Reason.     In each employment agreement described above, good reason means the executive’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•       the executive’s position, authority or responsibilities being significantly reduced;

•       the executive being asked to relocate his principal place of employment such that the commuting distance from his or her residence prior to the change of control is increased by over thirty-five (35) miles;

•       the executive’s annual base salary or bonus being reduced; or

•       the executive’s benefits being materially reduced.

Definition of Change of Control.   In each employment agreement described above, change of control means any of the following:

•       a sale of all or substantially all of Align’s assets;

•       the acquisition of more than 50% of the common stock of Align  by any person or group of persons;

•       a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•       in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then-outstanding common stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements

In addition to the termination of employment and change of control arrangements described above, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 2005 Incentive Plan to accelerate the vesting of outstanding options and restricted stock units immediately upon an acquisition or change in ownership or majority of the Board.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the fiscal year ended December 31, 2006, which include the consolidated balance sheets of Align as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto.

In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of:

•       the  integrity of the Align’s financial statements;

•       Align’s compliance with legal and regulatory requirements;

•       the independent auditor’s qualifications, independence and performance;

•       adequacy of Align’s internal accounting and financial controls; and

•       Align’s internal audit department.

The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the Nasdaq listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•       providing guidance with respect to Align’s relationship with the independent auditors, including having the responsibility for their appointment, compensation and retention; reviewing the results and audit scope; and approving audit and non-audit services;

•       reviewing and discussing with management the quarterly and annual financial reports; and

•       overseeing management’s implementation and maintenance of effective systems of internal controls.

The Audit Committee met 14 times during fiscal 2006 and held discussions with management and Align’s independent accountants. Management has represented to the Audit Committee that Align’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Align’s independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Before selecting PricewaterhouseCoopers LLP as Align’s independent auditors for fiscal 2006, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters to be considered under the SEC’s rules regarding auditor independence, including the nature and extent of non-audit services, to ensure that the accountants’ independence will not be impaired. In addition, the Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. The Audit Committee of our Board of Directors has determined that the provision of services by PricewaterhouseCoopers LLP of non-audit related services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Respectfully submitted by:
AUDIT COMMITTEE
Greg J. Santora, Chair
David E. Collins
Warren S. Thaler

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2006, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, approval or ratification of transactions with related persons

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•       you are a director or officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•       you are an employee (other than a director or officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board of Directors and such interest must be approved by the Audit Committee.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend or, if the Board of Directors has not provided a recommendation, in accordance with their own judgment.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF
ALIGN TECHNOLOGY, INC.

Dated: April 18, 2007

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ALIGN TECHNOLOGY, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Align Technology, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and proxy statement for the 2007 Annual Meeting of Stockholders and hereby appoints Thomas M. Prescott and Eldon M. Bullington or either of them acting in the absence of the other, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Align Technology, Inc. to be held on Wednesday, May 23, 2007 at 10:00 am Pacific Daylight Time at Align’s corporate headquarters located at 881 Martin Avenue, Santa Clara, California 95050 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock of Align Technology, Inc. on all matters to be considered at the meeting which the undersigned would be entitled to vote if then and there personally present.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR”: (1) EACH OF THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL ONE; (2) THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2007 FISCAL YEAR AS SET FORTH IN PROPOSAL TWO AND (3) AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FOLD AND DETACH HERE

ALIGN TECHNOLOGY, INC.

C/O COMPUTERSHARE COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important.  Please vote immediately.

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS 1, 2 & 3.

1. ELECTION OF DIRECTORS. Nominees:

2.  RATIFICATION OF
SELECTION OF
INDEPENDENT
REGISTERED PUBLIC
ACCOUNTANTS:
Proposal to ratify the
appointment of
PricewaterhouseCoopers LLP
as Align Technology, Inc.’s
independent registered public
accountants for the fiscal year
ending December 31, 2007

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(01) H. Kent Bowen (02) David E. Collins (03) Joseph Lacob (04) C. Raymond Larkin, Jr (05) George J. Morrow (06) Thomas M. Prescott (07) Greg J. Santora (08) Warren S. Thaler
☐ FOR ALL NOMINEES (except as indicated below)

☐ WITHHOLD FROM ALL NOMINEES

☐ _______________________________ (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above).

3.  Upon such other matters as may
properly come before or
incidental to the conduct of the
Annual Meeting of
Stockholders, the proxies shall
vote in accordance with their
own judgment. Align
Technology, Inc. is not
presently aware of any such
matters to be presented for
action at the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such.
If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

FOLD AND DETACH HERE